PRESS RELEASE                              Source: Handy & Harman Ltd.

Handy & Harman Ltd. Reports Second Quarter Financial Results and Outlook for Third Quarter
White Plains, NY - August 9, 2012 -- Handy & Harman Ltd.'s (NASDAQ(CM): HNH); ("HNH" or the "Company") operating results for the second quarter and six months ended June 30, 2012 are summarized in the following paragraphs. Please read the Company's Form 10-Q, which can be found at www.handyharman.com, for a full discussion of the operating results.
HNH reported sales of $187.2 million for the three months ending June 30, 2012 as compared to $187.5 million for the same period of 2011. Income from continuing operations before tax was $18.6 million in the second quarter of both 2012 and 2011. Net income for the second quarter of 2012 was $11.0 million, or $0.83 per basic and diluted common share, as compared to net income of $16.8 million, or $1.32 per basic and diluted common share, for the same period in 2011.
For the six months ended June 30, 2012 sales were $351.3 million as compared to $340.8 million for the same period of 2011. Income from continuing operations before tax was $27.1 million as compared to $18.4 million in 2011. Net income for the six months ended June 30, 2012 was $16.0 million, or $1.24 per basic and diluted common share, as compared to net income of $21.6 million, or $1.73 per basic and diluted common share, for the same period in 2011.
The principal reason for the decrease in net income for both the three and six month periods was a significantly higher income tax provision in 2012 as compared to 2011. The Company recorded the benefit of its remaining federal net operating loss carryforwards in the fourth quarter of 2011. The Company's tax provision for the three and six month ended June 30, 2011 includes the benefits of such net operating loss carryforwards but the same periods in 2012 do not.
HNH generated Adjusted EBITDA of $26.2 million for the second quarter of 2012, as compared to $24.2 million for the same period in 2011, an increase of $2.0 million, or 8.3%. For the six months ended June 30, 2012, the Company generated Adjusted EBITDA of $43.7 million, as compared to $39.7 million for the same period in 2011, an increase of $4.0 million, or 10.0%. See “Note Regarding Use of Non-GAAP Financial Measurements” below for the definition of Adjusted EBITDA.
HNH previously provided its outlook for full year 2012 sales and Adjusted EBITDA in the range of $635 million to $776 million and $77 million to $94 million, respectively.  HNH's outlook for the third quarter of 2012, based on current information, is for sales between $156 million and $191 million and Adjusted EBITDA between $20 million and $25 million.

Financial Summary

	Three Months ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2012	2011	2012	2011

Net sales	$187,213	$187,453	$351,349	$340,782
Gross profit	54,774	47,875	98,733	86,901
Gross profit margin	29.3%	25.5%	28.1%	25.5%
Operating income	21,465	16,874	32,942	25,163
Income from continuing operations before tax	18,575	18,570	27,057	18,397
Tax provision	7,623	1,529	11,009	2,535
Income from continuing operations, net of tax	$10,952	$17,041	$16,048	$15,862
Net income (loss) from discontinued operations	—	(281)	—	5,722
Net income	$10,952	$16,760	$16,048	$21,584
Basic and diluted per share of common stock
Net income per share	$0.83	$1.32	$1.24	$1.73

Segment Results

Statement of operations data:	Three Months Ended		Six Months Ended
(in thousands)	June 30,		June 30,
	2012	2011	2012	2011
Net Sales:
Precious Metal	$49,576	$54,051	$97,414	$98,697
Tubing	25,905	24,474	51,697	48,873
Engineered Materials	77,014	74,168	134,127	123,562
Arlon	21,703	21,813	41,708	43,842
Kasco	13,015	12,947	26,403	25,808
Total net sales	$187,213	$187,453	$351,349	$340,782
Segment operating income:
Precious Metal	7,803	5,612	13,417	10,114
Tubing	4,574	3,292	8,119	7,573
Engineered Materials	10,413	10,050	14,945	12,188
Arlon	3,970	2,513	6,498	4,649
Kasco	852	961	2,009	2,070
Total segment operating income	27,612	22,428	44,988	36,594
Unallocated corporate expenses & non operating units	(5,521)	(4,473)	(10,831)	(9,225)
Unallocated pension expense	(652)	(1,125)	(1,264)	(2,250)
Gain on disposal of assets	26	44	49	44
Operating income	21,465	16,874	32,942	25,163
Interest expense	(4,350)	(3,297)	(8,199)	(7,626)
Realized and unrealized gain on derivatives	1,612	5,019	2,510	855
Other (expenses) income	(152)	(26)	(196)	5
Income from continuing operations before income taxes	$18,575	$18,570	$27,057	$18,397

Supplemental Non-GAAP Disclosures
Adjusted EBITDA
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2012	2011	2012	2011

Income from continuing operations, net of tax	$10,952	$17,041	$16,048	$15,862
Add (Deduct):
Income tax provision	7,623	1,529	11,009	2,535
Interest expense	4,350	3,297	8,198	7,626
Unrealized gain on embedded derivatives related to sub-notes	(1,117)	(3,704)	(1,758)	(2,273)
Non-cash derivative & hedge (gain) loss on precious metal contracts	(495)	(1,315)	(752)	1,418
Non-cash adjustment to precious metal inventory valued at LIFO	(839)	987	(286)	1,257
Depreciation and amortization expense	3,730	4,019	7,643	7,886
Non-cash pension and OPEB expense	669	1,130	1,299	2,255
Non-cash asset impairment charge	—	10	—	700
Non-cash stock-based compensation expense	1,253	771	2,010	1,693
Other, net	58	405	277	741
Adjusted EBITDA	$26,184	$24,170	$43,688	$39,700

Note Regarding Use of Non-GAAP Financial Measurements:
The financial data contained in this press release includes certain non-GAAP financial measures as defined by the Securities and Exchange Commission (“SEC”), including “Adjusted EBITDA”. The Company is presenting Adjusted EBITDA because it believes that it provides useful information to investors about HNH, its business and its financial condition. The Company defines Adjusted EBITDA as net income or loss from continuing operations before the effects of realized and unrealized gains or losses on derivatives, interest expense, taxes, depreciation and amortization, LIFO liquidation gain, and non-cash pension expense or credit, and excludes certain non-recurring and non-cash items. The Company believes Adjusted EBITDA is useful to investors because it is one of the measures used by the Company's Board of Directors and management to evaluate its business, including in internal management reporting, budgeting and forecasting processes, in comparing operating results across the business, as an internal profitability measure, as a component in evaluating the ability and the desirability of making capital expenditures and significant acquisitions, and as an element in determining executive compensation.
However, Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States of America (“GAAP”), and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Therefore, Adjusted EBITDA should not be considered a substitute for net income (loss) or cash flows from operating, investing, or financing activities. Because Adjusted EBITDA is calculated before recurring cash charges including realized and unrealized losses on derivatives, interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. There are a number of material limitations to the use of Adjusted EBITDA as an analytical tool, including the following:

•	Adjusted EBITDA does not reflect the Company's net realized and unrealized losses and gains on derivatives and any LIFO liquidations of its precious metal inventory;

•	Adjusted EBITDA does not reflect the Company's interest expense;

•	Adjusted EBITDA does not reflect the Company's tax expense or the cash requirements to pay its taxes;

•
Although depreciation and amortization are non-cash expenses in the period recorded, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect the cash requirements for such replacement;

•	Adjusted EBITDA does not include pension expense; and

•	Adjusted EBITDA does not include discontinued operations.
The Company compensates for these limitations by relying primarily on its GAAP financial measures and by using Adjusted EBITDA only as supplemental information. The Company believes that consideration of Adjusted EBITDA, together with a careful review of its GAAP financial measures, is the most informed method of analyzing HNH.
The Company reconciles Adjusted EBITDA to net income from continuing operations, and that reconciliation is set forth above. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Revenues and expenses are measured in accordance with the policies and procedures described in the Company's Annual Report on Form 10-K for the year ended December 31, 2011.
Our Company
Handy & Harman Ltd. is a diversified manufacturer of engineered niche industrial products with leading market positions in many of the markets it serves. Through its operating subsidiaries, HNH focuses on high margin products and innovative technology and serves customers across a wide range of end markets. HNH's diverse product offerings are marketed throughout the United States and internationally.
Our companies are organized into five businesses: Precious Metals, Tubing, Engineered Materials, Arlon, and Kasco.
We sell our products and services through direct sales forces, distributors and manufacturer's representatives. We serve a diverse customer base, including the construction, electronics, telecommunications, home appliance, transportation, utility, medical, semiconductor, aerospace, military electronics and automotive markets. Other markets served include blade products and repair services for the food industry.
We are based in White Plains, New York and our common stock is listed on the NASDAQ Capital Market under the symbol HNH. Website: www.handyharman.com

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect HNH's current expectations and projections about its future results, performance, prospects and opportunities.  HNH has tried to identify these forward-looking statements by using words such as “may”, “should,” “expect,” “hope,” “anticipate,” “believe,” “intend,” “plan,” “estimate” and similar expressions.  These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities in 2012 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements.  These factors include, without limitation, HNH's need for additional financing and the terms and conditions of any financing that is consummated, customers' acceptance of its new and existing products, the risk that the Company will not be able to compete successfully, and the possible volatility of the Company's stock price and the potential fluctuation in its operating results.  Although HNH believes that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve significant risks and uncertainties and no assurance can be given that the actual results will be consistent with these forward-looking statements.  Investors should read carefully the factors described in the “Risk Factors” section of the Company's filings with the SEC, including the Company's Form 10-K for the year ended December 31, 2011 for information regarding risk factors that could affect the Company's results.  Except as otherwise required by Federal securities laws, HNH undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.
CONTACT:      Handy & Harman Ltd.
Glen Kassan, Vice Chairman of the Board
and Chief Executive Officer
212-520-2304